                                                                     EXHIBIT 8.1


                             BAKER & BOTTS, L.L.P.


                                ONE SHELL PLAZA


                                 910 LOUISIANA


                           HOUSTON, TEXAS 77002-4995



                                                                   July 19, 1996


Sanifill, Inc.
Suite 700
2777 Allen Parkway
Houston, Texas 77019

     We have acted as counsel to Sanifill, Inc. ("Sanifill") in connection with the planned merger (the "Merger") into Sanifill of Quatro Acquisition Corp. ("Subsidiary"), which is a newly formed, wholly owned subsidiary of USA Waste Services, Inc. ("USA Waste"), pursuant to an Agreement and Plan of Merger dated as of June 22, 1996 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, except that the terms "Sanifill" and "USA Waste" are sometimes used in place of the terms "the Company" and "Parent," respectively.


     In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in
(i) the Merger Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule thereto), (ii) the Joint Proxy Statement/Prospectus (which was included in Registration Statement No. 333-08161, as amended, filed by Sanifill and USA Waste with the Securities and Exchange Commission (the "Registration Statement")), (iii) certain of the Company SEC Reports, and (iv) the officers' certificates dated July 19, 1996 which were provided to us by USA Waste and Sanifill and which are attached hereto. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.


     On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be a tax-free reorganization within the meaning of section 368(a)(2)(E) of the Code. As a result, the following U.S. federal income tax consequences will occur:

          (a) No gain or loss will be recognized by Sanifill as a result of the merger of Subsidiary into it.

          (b) No gain or loss will be recognized by holders of Sanifill Common Stock solely upon their receipt in the Merger of USA Waste Common Stock in exchange therefor.

          (c) The tax basis of the shares of USA Waste Common Stock received by a Sanifill stockholder in the Merger (including any fractional share not actually received) will be the same as the tax basis of the Sanifill Common Stock surrendered in exchange therefor.

          (d) The holding period of the shares of USA Waste Common Stock received by a Sanifill stockholder in the Merger will include the holding period of the shares of Sanifill Common Stock surrendered in exchange therefor, provided that such shares of Sanifill Common Stock are held as capital assets at the Effective Time.

          (e) A cash payment in lieu of a fractional share will be treated as if a fractional share of USA Waste Common Stock had been received in the Merger and then redeemed by USA Waste. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Sanifill stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
     (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Sanifill Common Stock is held as a capital asset at the Effective Time.

     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position.

     No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences to Sanifill of the assumption by USA Waste of liability on, or the guarantee by USA Waste of, Sanifill's 5% convertible subordinated debentures and the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Sanifill stockholders who are subject to special treatment under the U.S. federal income tax laws, such as foreign persons, persons who acquired their shares in compensatory transactions, and persons who have a contingent right to receive additional Sanifill stock as a result of contingency or earn-out provisions in prior acquisitions by Sanifill.

     Notwithstanding the qualification of the Merger as a tax-free reorganization, a recipient of USA Waste Common Stock could recognize gain to the extent that such shares were considered by the Service to be received in exchange for consideration other than Sanifill Common Stock. All or a portion of such gain might be taxable as ordinary income. In addition, gain would be recognized to the extent that a Sanifill stockholder was treated by the Service as receiving (directly or indirectly) consideration other than USA Waste Common Stock in exchange for his or her Sanifill Common Stock.

     If the Service successfully challenged the status of the Merger as a tax-free reorganization, a Sanifill stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's basis in his or her shares and the fair market value, as of the Effective Date, of the USA Waste Common Stock received in exchange therefor. In such event, the stockholder's basis in the USA Waste Common Stock so received would be equal to its fair market value as of the Effective Date and the holding period for such stock would begin on the day after the Effective Date.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being delivered to you solely for that purpose. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

                                            Sincerely,


                                            /s/  BAKER & BOTTS, L.L.P.


Enclosures

                                                                    ATTACHMENT I

                                 SANIFILL, INC.

                             OFFICER'S CERTIFICATE

     The undersigned officer of Sanifill, Inc., a Delaware corporation (the "Company"), in connection with the opinions to be delivered by Baker & Botts, L.L.P. and Andrews & Kurth L.L.P. pursuant to the Agreement and Plan of Merger by and among the Company, USA Waste Services, Inc., a Delaware corporation ("Parent"), and Quatro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), dated as of June 22, 1996 (the "Merger Agreement"), and recognizing that said law firms will rely on this Certificate in delivering such opinion, hereby certifies that the facts described in this Officer's Certificate relating to the proposed merger of Subsidiary with and into the Company (the "Merger") pursuant to the Merger Agreement and any transactions related thereto are true, correct, and complete in all respects and will be true, correct, and complete in all respects at the Effective Time of the Merger, and further certifies as follows (unless otherwise specified, capitalized terms used herein shall have the meaning assigned to them in the Merger Agreement):


     1. I certify to you that I am the Vice President -- Government Affairs, General Counsel and Secretary of the Company. I am familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, have personal knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of the Company.


     2. The fair market value of Parent Common Stock received by each holder of Company Common Stock (a "Company Stockholder") will be approximately equal to the fair market value of Company Common Stock exchanged for such Parent Common Stock in the Merger.

     3. There is no plan or intention by Company Stockholders who own 5% or more of the Company Common Stock, and, to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining Company Stockholders, to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company Stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock on the date of the Merger. Moreover, shares of Company Common Stock and shares of Parent Common Stock held by Company Stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

     4. Following the Merger, the Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Subsidiary immediately prior to the Merger.

     For purposes of this representation, amounts paid by the Company or Subsidiary to Company Stockholders who receive cash or other property, amounts used by the Company or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by the Company have been included as assets of the Company or Subsidiary, respectively, immediately prior to the Merger.

     5. The Company has made no redemptions of stock or distributions with respect to its stock at any time on or after the date when a possible business combination of the Company and Parent was first considered.

     6. The Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of the Company.

     For purposes of this representation and the following representations, and in accordance with Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation.

     7. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

     8. The Company and the Company Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger. Neither the Company nor any of the Company Stockholders will pay any expenses of Parent or Subsidiary incurred in connection with the Merger.

     9. There is no intercorporate indebtedness existing between Parent and the Company or between Subsidiary and the Company that was issued, acquired or will be settled at a discount.

     10. The only outstanding stock of the Company is Company Common Stock. The only outstanding rights to acquire stock from the Company are those listed in
Section 5.2 of the Merger Agreement and in Schedule 5.2 of the Company Disclosure Schedule. In the Merger, shares of Company Common Stock representing control of the Company will be exchanged solely for voting stock of Parent.

     For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

     11. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company.

     12. The Company is not an investment company.

     For purposes of this representation, (a) an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment, (b) in making the 50% and 80% determinations just described, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of all classes of stock outstanding, and (c) in determining total assets there shall be excluded cash and cash items (including receivables), government securities, and any assets acquired for purposes of ceasing to be an investment company.

     13. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     14. The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State court.

     15. Cash payments by Parent or Subsidiary to Company Stockholders in lieu of fractional shares of Parent Common Stock are solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and do not represent separately bargained for consideration. These payments will not be made pro rata to all Company Stockholders. The total cash consideration that will be paid in the transaction to Company Stockholders instead of issuing fractional shares of Parent Common Stock will not exceed 1% of the total consideration that will be issued in the transaction to Company Stockholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     16. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent

Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


     17. The business reasons for consummating the Merger are set forth in the section entitled "THE MERGER AND RELATED TRANSACTIONS" of the Joint Proxy Statement/Prospectus.


                                            SANIFILL, INC.


                                            /s/  H. STEVEN WALTON


                                            ------------------------------------

                                            Name: H. Steven Walton


                                            Title: Vice President-- Government
                                            Affairs,


                                                   General Counsel and Secretary



Dated: July 19, 1996

                                                                   ATTACHMENT II

                            USA WASTE SERVICES, INC.
                                      AND
                            QUATRO ACQUISITION CORP.

                             OFFICER'S CERTIFICATE

     The undersigned officers of USA Waste Services, Inc., a Delaware corporation ("Parent"), and Quatro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), in connection with the opinions to be delivered by Baker & Botts, L.L.P. and Andrews & Kurth L.L.P. pursuant to the Agreement and Plan of Merger by and among Sanifill, Inc., a Delaware corporation (the "Company"), Subsidiary and Parent, dated as of June 22, 1996 (the "Merger Agreement"), and recognizing that said law firms will rely on this Certificate in delivering such opinions, hereby certify that the facts described in this Officer's Certificate relating to the proposed merger of Subsidiary with and into the Company (the "Merger") pursuant to the Merger Agreement and any transactions related thereto are true, correct, and complete in all respects and will be true, correct, and complete in all respects at the Effective Time of the Merger, and further certify as follows (unless otherwise specified, capitalized terms used herein shall have the meaning assigned to them in the Merger Agreement):


     1. I certify to you that I am the Executive Vice President and Chief Financial Officer of Parent and Subsidiary. I am familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, have personal knowledge of the matters covered by the representations made herein, and I am authorized to make these representations on behalf of Parent and Subsidiary.


     2. The fair market value of Parent Common Stock received by each holder of Company Common Stock (a "Company Stockholder") will be approximately equal to the fair market value of Company Common Stock exchanged for such Parent Common Stock in the Merger.

     3. Following the Merger, the Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Subsidiary immediately prior to the Merger.

     For purposes of this representation, amounts paid by the Company or Subsidiary to Company Stockholders who receive cash or other property, amounts used by the Company or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by the Company have been included as assets of the Company or Subsidiary, respectively, immediately prior to the Merger.

     4. Prior to the Merger, Parent will own 100 percent of the stock of Subsidiary and therefore will be in control of Subsidiary.

     For purposes of this representation and the following representations, and in accordance with Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation.

     5. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent losing control of the Company.

     6. Parent has no plan or intention to reacquire any of the stock issued in the Merger.

     7. Parent has no plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the stock of the Company (except for transfers of stock to corporations controlled by Parent), or to cause the Company to sell or otherwise dispose of its assets or any assets acquired from Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Company.

     8. Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

     9. Following the Merger, Parent will cause the Company to continue, and the Company will continue, the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

     10. Parent and Subsidiary will pay their respective expenses, if any, incurred in connection with the Merger. Neither Parent, Subsidiary nor any of their affiliates will pay expenses of the Company or the Company Stockholders incurred in connection with the Merger.

     11. There is no intercorporate indebtedness existing between Parent and the Company or between Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

     12. In the Merger, shares of the common stock of Company representing control of the Company will be exchanged solely for voting stock of Parent.

     For purposes of this representation, shares of stock of the Company exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

     13. Parent does not own, nor has it owned during the past five years, any shares of stock of the Company.

     14. Neither Parent nor Subsidiary is an investment company.


     For purposes of this representation, (a) an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment, (b) in making the 50% and 80% determinations just described, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of all classes of stock outstanding, and (c) in determining total assets there shall be excluded cash and cash items (including receivables), government securities, and any assets acquired for purposes of ceasing to be an investment company.


     15. Cash payments by Parent or Subsidiary to Company Stockholders in lieu of fractional shares of Parent Common Stock are solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and do not represent separately bargained for consideration. These payments will not be made pro rata to all Company Stockholders. The total cash consideration that will be paid in the transaction to Company Stockholders instead of issuing fractional shares of Parent Common Stock will not exceed 1% of the total consideration that will be issued in the transaction to Company Stockholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     16. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     17. Parent's business reasons for consummating the Merger are set forth in the section entitled "The Merger and Related Transactions" of the Joint Proxy Statement/Prospectus.


                                            USA WASTE SERVICES, INC.


                                            /s/  EARL E. DEFRATES


                                            ------------------------------------

                                            Name: Earl E. DeFrates


                                            Title: Executive Vice President and

                                                  Chief Financial Officer

Dated: July 19, 1996

                                            QUATRO ACQUISITION CORP.


                                            /s/  EARL E. DEFRATES


                                            ------------------------------------
                                            Name: Earl E. Defrates
                                            Title: Executive Vice President and

                                                     Chief Financial Officer



Dated: July 19, 1996


                                        3